Exhibit 21.1

Subsidiaries of Plains Exploration & Production Company

Name of Subsidiary	Jurisdiction of Organization
Arguello Inc.	Delaware
Arroyo Grande Land Company LLC	Delaware
Cane River Development LLC	Delaware
Latigo Petroleum, Inc.	Delaware
Lompoc Land Company LLC	Delaware
Montebello Land Company LLC	Delaware
Nuevo Energy Company	Delaware
Plains Acquisition Corporation	Delaware
Plains Resources Inc.	Delaware
Plains Vietnam Ltd.	Cayman Islands
Pogo Alberta, ULC	Canada
Pogo Finance, ULC	Canada
Pogo New Zealand	New Zealand
Pogo New Zealand Holdings, LLC	Delaware
Pogo Partners, Inc.	Texas
Pogo Producing Company LLC	Delaware
PXP Aircraft LLC	Delaware
PXP Gulf Coast LLC	Delaware
PXP Louisiana L.L.C.	Delaware
PXP Louisiana Operations LLC	Delaware